UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

COMPOSITE TECHNOLOGY CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 24, 2007

Dear Shareholders,

I would like to take this opportunity to update you on the progress CTC has made since my last shareholder letter in January and invite you to our special meeting of shareholders on the 4th of December to support our decision to seek approval for an increase in the number of authorized shares in the attached Proxy Statement. I will comment briefly on management’s direction and focus, as well as elaborate on the company’s business segments which are marketing excellent products in two of the most exciting fields in energy: Electrical grid transmission efficiency and optimization; and Renewable energy wind turbines.

ACCC Conductor - A New Marketing Message

We have achieved initial traction in our ACCC conductor sales. The January, 2007 three year agreement with Jiangsu Far East has resulted in fiscal year 2007 revenues through June, 2007 of $11.7 million with an additional $17 million of order backlog for cable expected to be shipped between July and December, 2007. Although most of our current orders are for China, we expect significant demand from other international markets as we enter the new year. Superior performance based upon operating data derived from 1,400 miles of installed ACCC conductor has allowed us to formulate and deliver a compelling marketing message based on efficiency and fundamental economics. We believe this efficiency message will be highly successful in risk averse and historically slow to adopt utility markets such as those in the US.

“Energy Efficiency” is our new marketing message: More efficient transmission conductors promote utility and utility customer cost savings and reductions in greenhouse gas emissions by allowing a significant reduction in fossil fuel power generation while delivering the same amount of power to the consumer. To support this message, our team has built a sophisticated conductor comparison model that contrasts ACCC conductors against all competing products including the traditional ACSR conductor product. Modeled and real world operational data demonstrate that ACCC conductor can reduce electricity losses by 30 - 36% as compared to identically sized traditional conductors as well as having other superior performance attributes. The loss reduction is based upon a stronger, lighter weight ACCC core carrying over 28% more conductive aluminum as compared to identical weight and diameter ACSR steel cored conductor.

The economic impacts of the 30%+ reduction are significant. For example, on a modeled constrained (running at or near capacity) ACSR line of 40 miles, replacement with ACCC conductor costs approximately $5 million installed but eliminates over $2.7 million per year of additional generation costs required to deliver the same amount of power using the ACSR line (assuming a $0.05/kWh cost). Further, because ACCC conductor delivers the same amount of power to the consumer, but with less power generation, it allows for optimization of renewable generation, thereby reducing dirty “fossil fuel” power generation. This in turn significantly reduces greenhouse gas emissions, which is a highly sensitive topic for many US and all European utilities, which have regulatory mandates to reduce their greenhouse gas emissions.

2026 McGaw Ave., Irvine, CA, 92614 T (949) 428-8500 F (949) 428-8515

The anecdotal evidence that supported our efficiency models became available in September, 2007 and we are now beginning to deliver this new message. We are in the process of increasing our sales and marketing efforts by recruiting additional sales engineers as well as business development professionals to bring this efficiency message to senior level utility executives, public utility commissions and other regulatory bodies. To date, we have delivered this efficiency message to our existing customers as well as to two of the three largest California utilities. We are also in the process of revamping our website with this message in mind.

Our international strategy also bears mention, as it concentrates on leveraging the sales efforts of our stranding licensees who generate sales of ACCC core: a higher margin product than ACCC conductor with a much shorter sales cycle. Over the past nine months, we have successfully qualified a third stranding company, Midal Cable Ltd., in Bahrain, and we are nearing the certification of a fourth with Jiangsu Far East Group Co. Ltd., in China. We are searching for potential stranding companies in key markets such as Mexico, South Africa, and South America to expand our sales.

DeWind Turbines - Rollout of the 60 Hertz D8.2 Model Imminent

In January, I mentioned that the first DeWind 50 hertz 2 megawatt D8.2 wind turbine was commissioned at the DEWI-Offshore Certification Centre test site in Cuxhaven, Germany. In July, 2007 the Cuxhaven prototype was certified to German building standards and the D8.2 became commercially available for sale. In September, 2007 the first commercial model 50 hertz D8.2 was shipped to South America for installation at 4,000 meters elevation. Upon its commissioning it will have the distinction of being the first large wind turbine to operate at such high elevation. In October, 2007, we produced our first 60 hertz D8.2 prototype which is now at our assembly operations at TECO Westinghouse in Texas being prepared for shipment to the National Renewable Energy Lab in Colorado, for a week of various tests to demonstrate power output in 60 hertz frequency prior to a December installation in Sweetwater, Texas. Favorable experience with the earlier prototype installation in Germany, leads us to believe that this 60 hertz version will quickly pass certification requirements. Since much of the reporting process covers work that has already been done in the nearly identical prototype in Germany, we should be able to quickly demonstrate conformance with requirements in the US.

DeWind Turbine Orders

The DeWind confirmed order book currently consists of $53.0 million, which includes $40 million of turbine sales for shipment primarily in calendar 2008. We also have $13 million in D6 parts being sold to our Chinese D6 licensees for delivery through mid-2008.

In March, 2007 we announced the sale of 18 D8.2 turbines to a US wind farm developer in the US, who subsequently failed to make their initial scheduled payment. Our cancellation of the contract was a key reason why we raised an additional $25 million in private placement equity soon after the $22.8 million of convertible debt raised in February. We needed to secure our 2007-2008 turbine supply chain, since certain key parts require small down payments nearly a year in advance of delivery due to increased industry demand. Had we not been able to hold our place in the component queue, our 2008 supply chain would have been at risk. The cancellation of the March, 2007 contract may turn out to be a blessing in disguise, as the market has seen considerable turbine price appreciation since that time.

2026 McGaw Ave., Irvine, CA, 92614 T (949) 428-8500 F (949) 428-8515

DeWind is now aggressively negotiating with several wind farm developers which would like to take delivery of all 120 D8.2 turbines scheduled for production in 2008 and for part of the anticipated production in 2009. While TECO Westinghouse has set up operations to assemble more than 120 turbines per year, certain key components are in limited supply. This will limit our projected 2008 output to 120 D8.2 turbines. We expect to be able to announce some D8.2 turbine sales shortly and anticipate commencing serial production in Texas in November, 2007. We are also in discussion with several current and potential international customers for our 50 hertz D6 and D8 turbine models.

The Road to Profitability

We are making significant progress towards profitability. On only 390 kilometers of cable sales to China and 40 miles to the US, the CTC Cable division was cash flow and operating income positive during the June quarter of 2007. We expect the cable business to increase its contribution to the bottom line as revenues increase. We expect further revenue growth as a result of our new efficiency marketing message. The wind turbine business has required some capital this year to restart production. Future capital needs are tempered by the component expenditure to date and the expectation that our D8.2 orders will require limited cash from our corporate reserves. Future turbine deals are being structured to minimize the consumption of cash by providing for sufficient advances from our customers prior to turbine delivery. We will also continue to take steps to improve and enhance our supply chain for producing DeWind turbines which should increase production capacity as well as improve our margins.
•
Sales of ACCC cable to China alone at minimum contracted levels amount to more than $30 million in annual revenues of ACCC core. At present our supply of aerospace grade carbon limits our revenue potential to approximately $100 million of ACCC core for 2008 or $200 million for stranded ACCC conductor. Full utilization of our Irvine, California core production facility could produce approximately 20,000 miles per year provided sufficient raw materials.

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Our supply chain constraints limits our 2008 turbine potential to approximately $250 million in orders. The present TECO-Westinghouse facility could produce 400 D8.2 turbines per year which equates to $800 - $960 million in annual revenues, but could be expanded to 800 turbines per year in the future.

Corporate Activities and Next Steps

Management and the Board of Directors are continually striving to increase shareholder value and we believe that the over 100% share price appreciation over the last nine months represents recognition of the progress we have made towards company profitability. In April, 2007, we enhanced our management team by promoting two individuals into executive management positions, namely Marvin Sepe as our Chief Operating Officer and Domonic (“DJ”) Carney as our Chief Financial Officer. Both have been instrumental in our past year’s success and provide key leadership as we continue to grow. We intend to add two additional independent Directors who should provide valuable guidance and further assist in the development of our business strategies. We expect to announce the appointment of the directors prior to the special shareholders meeting.

2026 McGaw Ave., Irvine, CA, 92614 T (949) 428-8500 F (949) 428-8515

The addition of two new independent directors will remove one of the two primary restrictions to our moving to a larger public exchange, such as Nasdaq, with the second being our current stock price. To date, we have resisted calls for a reverse stock split in order to meet the minimum share price requirement of such exchanges, in favor of waiting until further orders are realized in both of our business sectors, which would allow for a more predictable business model. We do believe, however, that shareholders and the Company would benefit from the greater liquidity that could be provided by listing on a more investor accepted and larger exchange than our current bulletin board listing. Therefore, we are working diligently to address any barriers to being listed on such an exchange. Although we have no plans today to do so, we would consider taking action in regards to effecting a share price adjustment should this remain a barrier to increased shareholder value.

CTC continues to face the challenges inherent in this high growth phase of the Company, however we believe that our progress demonstrates that we are moving steadily forward with increasing experience, focus, and determination. We believe that we have developed the products, refined the production operations, organized a compelling message, and now need to accelerate the execution of our marketing plan into the dynamic markets of “energy efficiency” and “renewable energy”. We thank you for being our partner on this exciting journey.

Our best regards,

/s/ Benton H Wilcoxon

Benton H Wilcoxon
Chairman of the Board and
Chief Executive Officer

This shareholder letter contains forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, failure to negotiate and finalize the definitive multi-year supply ACCC purchase contract, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, the ability of the company to convert customer agreements into firm orders, general economic conditions, the availability of funds for capital expenditure by customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, successful integration of the EU Energy acquisition, ability to produce the turbines and acquire its components, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2006 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K.

2026 McGaw Ave., Irvine, CA, 92614 T (949) 428-8500 F (949) 428-8515

COMPOSITE TECHNOLOGY CORPORATION
2026 McGaw Ave.
Irvine, CA 92614
Tel: (949) 428-8500

October 24, 2007

Dear Shareholders:

You are cordially invited to attend the special meeting of shareholders of Composite Technology Corporation (the “Company”) to be held at 10:00 a.m. (PST) on Tuesday, December 4, 2007, at the Company’s Offices at 2026 McGaw Avenue, Irvine, California 92614 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To approve an amendment of our articles of incorporation that increases the number of authorized shares of our common stock from 300,000,000 shares to 600,000,000 shares.

2.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

We sincerely hope that you will be able to attend our Special Meeting. However, whether or not you plan to attend, please sign, date, and promptly return the enclosed proxy by mail or, if available, vote via the Internet or by telephone. Returning the proxy card or voting via the Internet or by telephone will ensure that your shares are represented at the meeting, but does not deprive you of your right to attend the meeting and to vote your shares in person.

We should like the opportunity to be able to reduce the cost of our special meeting by being able to send you information electronically. Earlier this year we expressly modified our Bylaws with this in mind. If you are voting by Internet, you can register to receive materials electronically when voting by indicating when prompted that you agree to receive or access shareholder communications electronically in future years. Please take the time to do this. To vote your shares via the Internet and to sign up to receive future shareholder communications online, please log on at www.proxyvote.com. Should you miss signing up for receipt of electronic communications during the voting period you may send an e-mail to secretary@compositetechcorp.com and you will receive instructions as to how it may be possible to sign up at any time in the future.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Composite Technology Corporation.

Very truly yours,

/s/ Benton H Wilcoxon

BENTON H WILCOXON CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

COMPOSITE TECHNOLOGY CORPORATION
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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
December 4, 2007
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To our Shareholders:

The Special Meeting of Shareholders of Composite Technology Corporation will be held at 10:00 a.m. (PST) on Tuesday December 4, 2007, at the Company’s Offices at 2026 McGaw Avenue, Irvine, California 92614, for the following purposes:

1.	To approve an amendment of our articles of incorporation that increases the number of authorized shares of our common stock from 300,000,000 shares to 600,000,000 shares.

2.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record at the close of business on October 29, 2007 are entitled to notice of, and to vote at, the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Benton H Wilcoxon Benton H Wilcoxon Chariman of the Board and CEO

Irvine, California
October 24, 2007

IMPORTANT

Whether or not you plan to attend the meeting, please sign, date, and return promptly the enclosed proxy, either in the enclosed envelope, which requires no postage if mailed in the United States, or, if available, vote by telephone or using the Internet as instructed on the enclosed proxy card or voting instruction card.

Promptly signing, dating, and returning the proxy, or, if available, voting by telephone or the Internet, will save the Company the additional expense of further solicitation.

COMPOSITE TECHNOLOGY CORPORATION
2026 McGaw Ave.
Irvine, CA 92614
Tel: (949) 428-8500

_______________________________________________________

PROXY STATEMENT
_______________________________________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Composite Technology Corporation to be voted at our Special Meeting of Shareholders to be held at 10:00 a.m. (PST) on Tuesday, December 4, 2007 at the Company’s Offices at 2026 McGaw Avenue, Irvine, California 92614. Shareholders of record may revoke their proxy instructions at any time before their exercise by delivering a written revocation to our Secretary, by submission of a proxy with a later date, or by voting in person at the meeting. A written revocation may be delivered by facsimile at +1 (949) 660-1533. If the shares are held by a bank, broker or other nominee, instructions provided by the bank, broker or nominee must be followed to revoke the proxy instructions. These proxy materials are being mailed to our shareholders entitled to vote at the Special Meeting on or about October 29, 2007. All monetary information included in this Proxy Statement is stated in U.S. dollars.

VOTING SECURITIES

Only shareholders of record at the close of business on October 29, 2007 are entitled to vote at the Special Meeting. The total number of shares of common stock that were issued, outstanding and entitled to be voted on the record date was 223,025,014 shares, which were held by approximately 540 shareholders. Each share of common stock is entitled to one vote on all matters to be acted upon at the Special Meeting. The holders of thirty percent of the outstanding shares (66,907,504 shares) on the record date shall constitute a quorum, which is necessary for the transaction of business at the Special Meeting. In accordance with applicable law, the approval of the proposals shall be by a majority of the votes cast. Shares which abstain from voting as to these matters, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to these matters (“broker non-votes”), will not be counted as votes in favor of such matters. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number of shares present and entitled to vote with respect to a proposal.

SOLICITATION

We will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of common stock held in their names. We will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to the owners. In addition to original solicitation of proxies by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We will only deliver one Proxy Statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

COMPOSITE TECHNOLOGY CORPORATION
2026 McGaw Ave.
Irvine, CA 92614, USA
ATTENTION: THE SECRETARY
Tel: (949) 428-8500
Fax: (949) 660-1533

Shareholders may also address future requests for separate delivery of Proxy Statements and/or annual reports by contacting us at the address listed above. Shareholders may give their consent to receive future shareholder communications by electronic means by registering such interest during voting through www.proxyvote.com. Use of this facility will save the Company the expense of future mailings.

Shareholders sharing an address with another shareholder who have received multiple copies of the Company's proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

PROPOSAL 1: INCREASE OF AUTHORIZED STOCK

AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 300,000,000 SHARES TO 600,000,000 SHARES.

Our authorized capital currently consists of 300,000,000 shares of common stock. As of October 16, 2007, we had 223,025,154 shares of common stock issued and outstanding.

Pursuant to the amendment we will increase the total number of authorized shares of our common stock to 600,000,000 shares. The text of our Amendment to the Articles of Incorporation is attached to this information statement as Appendix A.

Pursuant to the Amendment to the Articles of Incorporation, we plan to increase the number of authorized shares of our common stock to 600,000,000 shares from 300,000,000 shares. Currently, 223,025,014 of the authorized shares of the Company’s common stock are issued and outstanding and 57,613,978 of the authorized shares are reserved for issuance pursuant to outstanding options, warrants or convertible securities leaving the Company with very little ability to issue additional shares for any reason.

The Board of Directors has determined that it is in the best interest of the Company to increase the number of authorized shares to ensure that the Company has the flexibility to pursue future opportunities, including public or private offerings of shares for cash, acquisitions of other companies, pursuit of financing opportunities, stock options and other employee incentives, and other valid corporate purposes. However, the Company currently has no plans to pursue any specific acquisitions, issuances in connection with public or private offerings for cash, or other financing activities or to issue any of the shares should they be authorized. None of the Company’s directors or executive officers has a personal or financial interest in increasing the number of authorized shares of common stock.

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. The holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors, in its discretion, from funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of our common stock are entitled to receive, pro rata, assets remaining available for distribution to shareholders. Our common stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls. There are no conversion rights or redemption or sinking fund provisions applicable to the shares of our common stock. All the outstanding shares of our common stock are fully paid and nonassessable. Although the increase in the authorized number of shares of common stock will not, in and of itself, have any immediate effect on the rights of our shareholders, any future issuance of additional shares of common stock could affect our shareholders in a number of respects, including by diluting the voting power of the current holders of our common stock and by diluting the earnings per share and book value per share of outstanding shares of our common stock at such time. In addition, the issuance of additional shares of common stock could adversely affect the market price of our common stock. Moreover, if we issue securities convertible into common stock, the holders of our common stock may suffer significant dilution. Our Board of Directors believes that it is in the best interest of the Company and our shareholders to have additional shares of common stock authorized and available for issuance or reservation on an as-needed basis without the delay or expense of seeking shareholder approval (unless required by law). The Board of Directors believes that it is in the best interests the Company and its shareholders to have the flexibility to raise additional capital or to pursue acquisitions to support our business plan.

The proposed increase in the authorized number of shares of common stock could have a number of effects on the Company’s shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, including instances where the independent shareholders of the Company favor a transaction paying an above-market premium for shares of the Company’s stock. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti- takeover device.

The Amendment will effect a change in the number of authorized shares of our common stock. However, the Amendment will not result in any change in our business, assets, liabilities or net worth (other than as a result of the costs incident to the Amendment, which are immaterial). Our management, including all directors and officers, will remain the same after the Amendment.

Upon the effective date of the Amendment, the number of authorized shares of the Company's common stock will increase from 300,000,000 shares to 600,000,000 shares. Shareholders need not exchange their existing stock certificates.

The full text of the Amendment to the Articles of Incorporation is attached to this Proxy Statement as Appendix A.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote “FOR” the approval of the Amendment to the Articles of Incorporation increasing the authorized number of common stock to 600,000,000.

Shareholder Proposals

If you are interested in submitting a proposal for inclusion in the proxy statement for the Company's next annual meeting, you will need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for the 2007 Annual Meeting of Shareholders at our principal corporate offices in Irvine, California no later than 120 days before next year's annual meeting.

Pursuant to Rule 14a-4(c) of the Exchange Act, if a shareholder who intends to present a proposal at the 2007 annual meeting does not notify us of such proposal on or prior to 45 days before the mailing of proxies, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the 2007 annual meeting, even though there is no discussion of the proposal in the 2007 proxy statement.

Any proposals or notices should be sent to:

Composite Technology Corporation

2026 McGaw Avenue

Irvine, California 92614

Attn: Corporate Secretary

OTHER MATTERS

We are not aware of any other business to be acted on at the meeting. If other business requiring a vote of the shareholders comes before the meeting, the holders of the proxies will vote in accordance with their best judgment.

*******

COMPOSITE TECHNOLOGY CORPORATION
2026 McGaw Ave., Irvine, CA 92614 Tel: (949) 428-8500

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF THE SHAREHOLDERS
TUESDAY, DECEMBER 4, 2007

The undersigned shareholder of Composite Technology Corporation (the “Company”) hereby appoints Benton H Wilcoxon and Michael D. McIntosh, each of them, as the attorneys and proxies of the undersigned, with the powers the undersigned would possess if personally present, and with power of substitution, as proxies to represent the undersigned at the Special Meeting of Shareholders of Composite Technology Corporation to be held at 10:00 am (PST) on Tuesday, December 4, 2007 at the Company’s Offices at 2026 McGaw Avenue, Irvine, California 92614, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on all subjects that may properly come before the meeting, including the matters set forth on the reverse side hereof that are further described in the Proxy Statement furnished herewith.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE INCREASE IN AUTHORIZED SHARES OF COMMON STOCK.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders(s). If no direction is made, this proxy will be voted “FOR” the increase in authorized stock from 300,000,000 to 600,000,000. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE

COMPOSITE TECHNOLOGY CORPORATION
2026 MCGAW AVENUE
IRVINE, CA 92614

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Composite Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Composite Technology Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

VOTING AT THE MEETING
Shareholders of record who would like to vote at the meeting must present this proxy card together with government issued photo identification. The photo identification must match the name that was issued on the stock certificate and will be verified against the shareholder list issued by the transfer agent as at the date of record. For joint shareholders of record, all parties must be present at the meeting with identification.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMPOSITE TECHNOLOGY CORPORATION

	For	Against	Abstain
1. To approve an amendment of our articles of incorporation that increases the number of authorized shares of our common stock from 300,000,000 shares to 600,000,000	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment or continuation thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE INCREASE IN AUTHORIZED SHARES OF COMMON STOCK.

Note: Please mark, date and sign this proxy card and return it in the enclosed envelope. Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach notarized evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.

Please indicate if you plan to attend this meeting		☐ Yes ☐ No

Signature	Date	Joint Signature	Date

Appendix 1

Amendment to the Articles of Incorporation

STATE of NEVADA
CERTIFICATE of AMENDMENT
TO THE ARTICLES OF INCORPORATION of
COMPOSITE TECHNOLOGY CORPORATION

First: The Board of Directors of Composite Technology Corporation, a Nevada corporation (the "Corporation"), duly adopted resolutions setting forth the proposed amendment to the Articles of Incorporation (the "Certificate") of said Corporation. The resolutions setting forth the amendment are substantially as follows:

NOW, THEREFORE, BE IT RESOLVED, that Article Fourth of the Corporation's Articles of Incorporation be amended and restated in its entirety to read as follows:

FOURTH. The corporation shall have the authority to issue the following shares: (a) 600,000,000 shares of Common Stock, par value $0.001 per share; and (b) 5,000,000 shares of Preferred Stock, par value $0.001 per share. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing;

Second: That pursuant to the provisions of the Nevada Revised Statutes, the shareholders holding __________ shares of the ________ shares outstanding of COMPOSITE TECHNOLOGY CORPORATION gave their written consent to the adoption of the Amendment to Article Fourth of the Articles of Incorporation as follows:

“FOURTH. The corporation shall have the authority to issue the following shares: (a) 600,000,000 shares of Common Stock, par value $0.001 per share; and (b) 5,000,000 shares of Preferred Stock, par value $0.001 per share. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing;”

IN WITNESS WHEREOF, the undersigned Corporation has caused this Amendment to Articles of Incorporation to be signed by duly authorized officers as of December __, 2007.

COMPOSITE TECHNOLOGY CORPORATION

By:
Benton H. Wilcoxon, Chief Executive Officer

By:
Anne Io, Secretary